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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                    SEVERANCE AGREEMENT, WAIVER, AND RELEASE

      This Severance Agreement, Waiver and Release (the "Agreement"), dated as of March 4, 2005, is entered into by Charles I. Johnston ("Johnston") and Ladenburg Thalmann Financial Services Inc. ("LTFS").

      WHEREAS, Johnston has been employed by LTFS as its Chairman and Chief Executive Officer pursuant to the parties' Employment Agreement, dated as of March 9, 2004 (the "Employment Agreement");

      WHEREAS, Johnston now desires to retire from his positions with LTFS and each of LTFS' subsidiaries and affiliates (collectively, the "Company");

      WHEREAS, the parties mutually desire to resolve any and all disputes between them, including all issues pertaining to the amount and calculation of compensation and benefits due under the Employment Agreement;

      NOW, THEREFORE, in consideration of the acts, payments, covenants, and mutual agreements herein described and agreed to be performed, Johnston and the Company agree as follows (capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement):

      1. Effective as of the close of business on March 31, 2005, Johnston shall be deemed to have resigned from all positions with the Company.

      2. In connection with Johnston's resignation, the Company shall pay Johnston, as severance, a lump sum of $150,000 by the close of business on March 31, 2005.

      3. The Company shall continue to pay or provide, consistent with the Company's prior practices applicable to Johnston immediately prior to the date hereof as if Johnston is an active employee of the Company, health benefits for Johnston (and his dependents) and all other benefits described in Section 5(A) of the Employment Agreement, until the earlier of (i) the second anniversary of the date hereof and (ii) the date Johnston becomes eligible to be covered under another substantially equivalent program by reason of employment or consultancy elsewhere.

      4. Effective March 31, 2005, the Employment Agreement shall be deemed terminated, except for the provisions of Sections 5(C), Sections 6(A), (C) and (D) and Section 8 thereof which shall survive termination of the Employment Agreement. For the avoidance of doubt, the restrictive covenants provided in Section 6(B) of the Employment Agreement shall terminate on March 31, 2005.

      5. The terms and provisions of the Indemnification Agreement between Johnston and LTFS, dated as of March 9, 2004 ("Indemnification Agreement"), shall remain in full force and effect and shall survive termination of the Employment Agreement.

      6. Johnston shall be entitled to exercise options to purchase 100,000 shares of common stock represented by the two Stock Option Agreements, each dated as of March 9, 2004, between LTFS and Johnston. Such 100,000 options shall remain exercisable for a period

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            of twelve (12) months from the date of hereof. The option to purchase the remaining 2,400,000 shares of common stock shall terminate.

COMPLETE RELEASE

      In consideration of the Company's obligations stated above, Johnston hereby forever releases the Company, its past and present employees, officers, directors, parent companies, subsidiaries, divisions, successors and assigns from all claims Johnston may now have based on his employment with the Company or the separation of that employment through the date of execution of this Agreement to the maximum extent permitted by law. This includes a release, to the maximum extent permitted by law, of any rights or claims Johnston may have under: (1) the Age Discrimination Employment Act, which generally prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which generally prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which generally prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act, which generally prohibits discrimination on the basis of disability; the Employee Retirement Income Security Act of 1974, which governs the provision of pension and welfare benefits; and all other federal, state or local laws prohibiting employment discrimination, or (2) Section 806 of 18 U.S.C. 1514A, which generally provides certain protection for employees of publicly traded companies and all other federal, state or local laws providing similar protection. This also includes a release by Johnston of any claims for wrongful discharge, any compensation claims (other than as provided in this Agreement) or any other claims under any statute, rule, regulation, or under the common law. This release covers both claims known and unknown to Johnston based on his employment with the Company or the separation of that employment through the date of execution of this Agreement.

      Johnston further promises never to file or voluntarily participate or voluntarily assist in any lawsuit, arbitration or other legal action asserting any claims that are released under this Agreement, provided, however, that nothing herein shall restrict Johnston' ability to respond to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process or to participate in any lawsuit, arbitration or other legal action pursuant to legal process. If Johnston breaches this Section and files a lawsuit or arbitration based on legal claims that he has released and the court or arbitrator decides in favor of the Company, Johnston will pay for all costs incurred by the Company, including reasonable attorneys' fees, in defending against such claim.

      In consideration of Johnston providing the Company with the release as referenced above, the Company for itself, and on behalf of its past, present and/or future parent companies, and any and all of its or their subsidiaries, divisions, employee benefit and/or pension plans or funds, successors and assigns, and all of its or their past and/or present employees, directors, attorneys and assigns, hereby forever releases Johnston, his heirs, successors and assigns, from any and all claims (whether known or unknown) it may now have based upon his employment with the Company, the separation or termination of that employment, his holding any office or position with the Company or any employee benefit plan through the date of execution of this Agreement to the maximum extent permitted by law.

      The Company further promises and covenants not to voluntarily participate or assist in any lawsuit, arbitration or other legal action asserting any claims that are released under this Agreement, provided, however, that nothing herein shall restrict the Company's ability to provide complete information concerning Johnston's employment when required to do so under applicable law, rule or regulatory requirements. If the Company breaches this Section and files a lawsuit or arbitration based upon legal claims that it has released and the court or arbitrator decides in favor of Johnston, the Company agrees that it will pay for all costs incurred by Johnston, including reasonable attorneys' fees, in defending against the Company's claim.

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      Notwithstanding anything herein to the contrary, nothing contained herein shall release any claims Johnston or the Company may have to enforce their rights under this Agreement or the Indemnification Agreement.

RETURN OF MATERIALS

      At the Company's request, Johnston will promptly deliver to the Company all memoranda, notes, records, reports, customer lists, manuals, drawings and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith (excluding the Computers), which he may now possess or have under his control (other than his rolodex or similar address and telephone directories, any documents provided to Johnston in his capacity as a participant in any employee benefit plan or program, any agreement between Johnston and the Company with regard to Johnston's employment with, or termination from, the Company and any information that is required for the preparation of Johnston's personal tax return).

FUTURE COOPERATION

      Johnston agrees to reasonably cooperate with the Company and its legal advisors in connection with business matters in which Johnston was involved or any claims investigations, administrative proceedings or lawsuits which relate to his employment with the Company and of which Johnston has knowledge. Any request for cooperation will be upon reasonable advance notice and in writing. All cooperation from Johnston will be at mutually convenient times and locations and shall be subject to Johnston's personal and business commitments. The Company shall pay Johnston's reasonable out of pocket expenses in connection with such cooperation, and the Company will pay Johnston an hourly rate mutually agreed to between the parties at the time the Company requests Johnston's reasonable cooperation (other than for cooperation during court testimony).

RIGHT TO RECOVER PAYMENTS; ARBITRATION

      If Johnston materially violates his obligations under this Agreement (as determined by a court or arbitrator), and fails to cure such violation(s) within fifteen business days following receipt of notice from the Company specifically setting forth the obligation(s) violated, the paragraph(s) violated and the actions and/or inactions constituting the violation(s), the Company's obligations under this Agreement shall cease (other than any rights to indemnification). Any controversy arising out of or relating to this Agreement shall be submitted to one arbitrator in New York City pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitrator's award shall be final and binding on all parties, and judgment may be entered on an arbitrator's award in any court having competent jurisdiction. The losing party shall pay all costs and expenses, including reasonable legal fees, incurred by the prevailing party in any such arbitration.

NO MITIGATION/SET-OFF

      Johnston is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement, and there shall be no offset against any amounts due to Johnston under this Agreement on account of any remuneration attributable to any subsequent employment that Johnston may obtain. The Company's obligation to pay or provide Johnston with the amounts and benefits provided under this Agreement shall not be subject to set-off, counterclaim, or recoupment of amounts owed by Johnston to the Company except for any specific amounts that Johnston agrees he owes to the Company.

CONSULTATION WITH ATTORNEY

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      Johnston hereby confirms that he has been advised to consult with an attorney concerning this Agreement and acknowledges that he has had ample opportunity to do so before signing said Agreement.

ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cannot be altered except in writing signed by both parties. Except as otherwise provided herein, the terms of this Agreement and the Indemnification Agreement supersede any other oral or written arrangement between Johnston and the Company with respect to Johnston's employment or the separation of his employment by the Company (other than any stock option or other equity agreement). Both parties acknowledge that no representations were made to induce execution of this Agreement which are not expressly contained in this Agreement.

SUCCESSORSHIP; CONTROLLING LAW

      This Agreement will be binding on the Company and its successors and assigns and will also be binding on Johnston, his heirs, administrators, executors and assigns. This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. This Agreement will be construed under the law of the State of New York, without regard to conflict of law principles.

PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT

      Johnston understands that he has a period of twenty-one (21) days from the date of this Agreement to review and consider this Agreement before signing it. Johnston may use as much of this twenty-one (21) day period as he wishes prior to signing. If Johnston has not signed and returned this Agreement to Ladenburg Thalmann Financial Services Inc., at the address provided under the "Notice" paragraph below, by the date which is twenty-one (21) days after the date of this Agreement, Johnston will not be eligible to receive the payments and benefits described in this Agreement (provided, notwithstanding the foregoing, that the Indemnification Agreement and any stock option agreements between the Company and Johnston shall continue in accordance with their terms).

EMPLOYEE'S RIGHTS TO REVOKE AGREEMENT

      Johnston may revoke this Agreement within seven (7) days of signing it. Revocation can be made by delivering a written notice of revocation to Joseph Giovanniello Jr., at the address noted in the following paragraph. If Johnston revokes this Agreement, it will not be effective or enforceable and Johnston will not receive the payments described herein (provided, notwithstanding the foregoing, that the Employment Agreement, the Indemnification Agreement and any stock option agreements between the Company and Johnston shall continue in accordance with their terms).

NOTICE

      For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at Ladenburg Thalmann Financial Services Inc., 590 Madison Avenue, 34th Floor, New

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York, New York 10022, Legal Department, Attn: Joseph Giovanniello Jr. and to
Johnston at his principal residence, as contained in the most recent records of the Company, with a copy to Christopher Manno, Esq., Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

MISCELLANEOUS

      In the event of Johnston's death, or a judicial determination of his incompetence, the compensation and benefits due to Johnston under this Agreement shall be paid to his estate or legal representative.

      The Company hereby represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized by the Company, and all actions required to execute and perform this Agreement have been duly authorized by the Company.

      This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                   LADENBURG THALMANN FINANCIAL SERVICES INC.

                                   By: /s/ Salvatore Giardina
                                       ----------------------
                                       Name: Salvatore Giardina
                                       Title: Vice President and Chief Financial
                                              Officer

AGREED AND ACCEPTED:

/s/ Charles I. Johnston
-----------------------
         CHARLES I. JOHNSTON

Date: March 8, 2005